Exhibit 99.(n)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Base Prospectus and “Counsel and Independent Registered Public Accounting Firm”  and “Financial Statements and Report of Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated January 27, 2009, with respect to the financial statements of Fiduciary/Claymore MLP Opportunity Fund for the year ended November 30, 2008, in the Registration Statement (Form N-2) filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 1 under the Securities Act of 1933 (Registration No. 333-148949) and Amendment No. 5 under the Investment Company Act of 1940 (Registration No. 811-21652).

/s/ Ernst & Young LLP

Chicago, Illinois
March 20, 2009